AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY    15    ,
                              1997
                                   REGISTRATION NO. 333-   26983
=================================================================
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
               -----------------------------------
                          AMENDMENT NO. 1 to
                            FORM S-3
                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933
               -----------------------------------
                      AUDIOVOX CORPORATION
     (Exact Name of Registrant as Specified in its Charter)
               -----------------------------------
                            DELAWARE
 (State or Other Jurisdiction of Incorporation or Organization)
                           13-1964841
             (I.R.S. Employer Identification Number)
               -----------------------------------
         150 MARCUS BOULEVARD, HAUPPAUGE, NEW YORK 11788
                         (516) 231-7750
  (Address, Including Zip Code, and Telephone Number, Including
     Area Code, of Registrant's Principal Executive Offices)
               -----------------------------------
                        CHARLES M. STOEHR
                      SENIOR VICE PRESIDENT
                      150 MARCUS BOULEVARD,
                    HAUPPAUGE, NEW YORK 11788
                         (516)  231-7750
    (Name, Address, Including Zip Code, and Telephone Number,
                            Including
          Area Code, of Registrant's Agent for Service)
               -----------------------------------
          Please send copies of all communications to:
                      ROBERT S. LEVY, ESQ.
                       LEVY & STOPOL, LLP
               ONE PENNSYLVANIA PLAZA, 49TH FLOOR
                    NEW YORK, NEW YORK 10119
               ----------------------------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
From time to time after the effective date of the Registration
Statement.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [ ]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities
Act") other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.
[x]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]  -----------
  If this form is a post-effective amendment filed pursuant to
Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]-------------
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [ ]
               -----------------------------------

                 CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------

                                           PROPOSED
                                           MAXIMUM     PROPOSED
                                  AMOUNT   OFFERING    MAXIMUM     AMOUNT
    TITLE OF EACH CLASS OF        TO BE     PRICE     AGGREGATE      OF
          SECURITIES             REGISTE     PER       OFFERING   REGISTRA
       TO BE REGISTERED            RED     SHARE(1)    PRICE(1)   TION FEE
-------------------------------  -------  ---------   ----------  --------

Class A Common Stock, par value
 $.01 per share...............   352,194    $5.91     $2,081,467   $6,938

  (1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sales price on May 12, 1997 of the Registrant's Common Stock as reported on the American Stock Exchange.

                  ------------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.


==========================================================================

[RED HERRING]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


               SUBJECT TO COMPLETION, PRELIMINARY
                 PROSPECTUS, DATED MAY    15    , 1997

                 352,194 SHARES OF COMMON STOCK

                      AUDIOVOX CORPORATION

                          COMMON STOCK
                --------------------------------
     This Prospectus relates to the offer and sale (the "Offering") from time to time of up to 352,194 shares (the "Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Audiovox Corporation (the "Company") by a stockholder of the Company named herein (the "Selling Stockholder"). See "Selling Stockholder" and "Plan of
Distribution."  Shares may be offered until [          ], 1998
[365 days after the effective date hereof] for the account of the Selling Stockholder.

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder unless the proceeds received by the Selling Stockholder are subject to adjustment pursuant to the Stock Purchase Agreement (as defined below). The Company's Class A Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "VOX." On May 12, 1997, the last reported sale price of the Class A Common Stock was $5.875.

     The Shares covered by this Prospectus were issued to the Selling Stockholder pursuant to the terms of a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated March 7, 1997, between the Company and the Selling Stockholder. Pursuant to the Stock Purchase Agreement, the Company has agreed to register the Shares under the Securities Act of 1933, as amended (the "Securities Act") and to endeavor to cause a Registration Statement (as defined herein), of which this Prospectus constitutes a part, to be declared and remain effective until the earlier of (i) such time as all of the Shares have been sold by the Selling Stockholder, or (ii) 365 days following the effective date of such registration statement. The Selling Stockholder has advised the Company that he proposes to sell, from time to time, all or part of the Shares covered by the Prospectus on the AMEX, in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

     All expenses (estimated to be $58,000) of the registration of the Shares covered by this Prospectus will be borne by the Company pursuant to the Stock Purchase Agreement, except that the Company will not pay (i) any Selling Stockholder's underwriting discounts or selling commission, or (ii) fees and expenses of any Selling Stockholder's counsel. The Company and the Selling Stockholder have each agreed to indemnify the other with respect to the Offering pursuant to the Stock Purchase Agreement.

     The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. There can be no assurance that any of the Shares will be sold by the Selling Stockholder.

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF
CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED
HEREBY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 ------------------------------------
         The date of this Prospectus is __________, 1997


                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission") . Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. In addition, the Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering Analysis and Retrieval System ("EDGAR"). The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's outstanding Class A Common Stock and its 6%
Convertible Subordinated Debentures due 2001 (the "Convertible Debentures") are listed on the American Stock Exchange, and such reports and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a registration statement on Form S-3 (such registration statement, together with all amendments and exhibits thereto, being hereinafter referred to as the "Registration Statement") under the Securities Act, for the registration under the Securities Act of the Shares offered by the Selling Stockholder hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified by reference to the copy of the applicable document filed with the Commission.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this
Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996, (the "1996 Form 10-K"); (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997 (the "First Quarter 1997 Form 10-Q"); (iii) the Company's Current Report on Form 8-K, dated December 4, 1996;
(iv) the Company's Current Report on Form 8-K, dated January 22, 1997; (v) the Company's Current Report on Form 8-K, dated
April 8, 1997; and (vi) the description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A dated May 21, 1987, all of which have been filed with the Commission (File No. 1-9532).

     The Company also incorporates herein by reference all documents and reports subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of this Offering. Such documents and reports shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents. Requests for such copies should be directed to: Chris L. Johnson, Secretary, Audiovox Corporation, 150 Marcus Boulevard, Hauppauge, New York 11788, telephone (516) 231-7750.


     SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Some of the information presented in connection with this Prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding, among other things, (i) the Company's growth strategies; (ii) anticipated trends in the Company's business and demographics; (iii) the Company's ability to continue to control costs and maintain quality of products; (iv) the Company's ability to respond to changes in regulations; and (v) the Company's ability to enter into contracts with certain suppliers and customers. In addition, when used in this Prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors" including, among others (a) changes in the cellular and other industries as a result of political, economic or regulatory influences; (b) changes in regulations governing the cellular and other industries; (c) changes in the competitive marketplace and (d) continuing downward pressure on the prices of the Company's products. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire.

SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus and in the documents incorporated herein by reference.

                           THE COMPANY

     Audiovox Corporation (together with its subsidiaries, the "Company") designs and markets cellular telephones and accessories, automotive aftermarket sound and security equipment, other automotive aftermarket accessories, and certain other products. The Company's corporate headquarters is located at 150 Marcus Boulevard, Hauppauge, New York 11788, and its telephone number at that address is (516) 231-7750.

                          THE OFFERING



Securities Offered............. 352,194 shares of Class A Common
                                Stock, par value $.01 per share
                                (the "Class A Common Stock), of
                                the Company.

                                On May 12, 1997, the reported
                                closing sales price of the Class
                                A Common Stock, as reported on
                                the AMEX, was $5.875 per share.

Use of Proceeds................ The Company will not receive any cash proceeds from the sale of
                                the Shares by the Selling
                                Stockholder except, if the
                                Shares are sold prior to 90 days
                                from the effective date of this
                                Prospectus at a higher price
                                than that paid by the Selling
                                Stockholder for such Shares (the
                                "Purchase Price"), the Company
                                will, as more fully described
                                under the caption "Plan of
                                Distribution" and as set forth
                                in the Stock Purchase Agreement,
                                receive from the Selling
                                Stockholder a payment generally
                                based on the excess of the
                                proceeds received by the Selling
                                Stockholder in the sale of the
                                Common A Common over such
                                Purchase Price.  See "Plan of
                                Distribution."

Original Issuance of Shares.... The Shares covered by this
                                Prospectus were issued to the
                                Selling Stockholder pursuant to
                                the terms of the Stock Purchase
                                Agreement dated March 7, 1997,
                                between the Company and the
                                Selling Stockholder.  Pursuant
                                to the Stock Purchase Agreement,
                                the Company has agreed to
                                register the Shares under the
                                Securities Act and to endeavor
                                to cause the Registration
                                Statement, of which this
                                Prospectus constitutes a part,
                                to be declared and remain
                                effective until the earlier of
                                (i) such time as all of the
                                Shares have been sold by the
                                Selling Stockholder, or (ii) 365
                                days following the effective
                                date of the Registration
                                Statement.

Transfer Agent................. Continental Stock Transfer &
                                Trust Company
                                Two Broadway
                                New York, New York 10004
                                Attention:  William Seegraber
                                Telephone (212) 509-4000.

Risk Factors................... For a discussion of certain
                                factors that should be carefully
                                considered in connection with an
                                investment in the securities
                                offered hereby, see "Risk
                                Factors" beginning on page 8.

American Stock Exchange
Symbol of Class A Common
Stock.......................... VOX


RISK FACTORS


     The following factors should be carefully considered, together with the other information in this Prospectus and the documents incorporated by reference herein, in evaluating an investment in the securities offered hereby.

HISTORY OF LOSSES

Although the Company reported net income of $4,203,000 million for the first fiscal quarter of 1997, the Company reported a net loss for the fiscal year ended November 30, 1996 of $26,469,000 due to a charge of $29,206,000 in connection with the Company exchanging 6,806,580 shares of its Class A Common Stock for $41,252,000 of its outstanding Convertible Debentures pursuant to an exchange offer made on October 18, 1996, to exchange each $1,000 principal amount of Convertible Debentures for 165 shares of Class A Common Stock (the "Exchange Offer") (the Exchange Offer, together with certain subsequent privately negotiated exchanges (in the first fiscal quarter of 1997) of an aggregate 2,860,925 shares of Class A Common Stock for $21,479,000 of the Convertible Debentures, collectively referred to as the "Debenture Repurchases").

In addition, although the Company was profitable for the fiscal year ended November 30, 1994, for the fiscal year ended November 30, 1995, the Company reported a net loss of $9,256,000 which was primarily attributable to a charge of $2,900,000 for the private placement of the certain warrants of the Company and an $11,800,000 charge for inventory write downs and other costs associated with the downsizing of the Company's retail operations. There can be no assurance that the Company will maintain its profitably, or have earnings or cash flow sufficient to cover its fixed charges. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1996 Form 10-K and the First Quarter 1997 Form 10-Q.

CASH FLOW DEFICITS FROM OPERATIONS

The Company had positive cash flows from operations for the fiscal year ended November 30, 1996 of $24,011,000 and for the three months ended February 28, 1997 of $3,350,000. However, during the fiscal years ended November 30, 1994 and 1995, the Company experienced substantial cash flow deficits from operations of $45,808,000 and $40,236,000, respectively. In fiscal 1994, the primary components of this deficit were increases in accounts receivable ($20,337,000) and inventory ($18,701,000). In fiscal 1995, the Company experienced an additional increase to inventory of $16,950,000. During 1994, the Company experienced tremendous growth in the cellular market place, particularly during the fourth quarter. The growth in the fourth quarter resulted in an increase in accounts receivable as of November 30, 1994. The cash flow deficits and the increased inventory arose, in part, because the favorable growth in the market did not continue in 1995. Due to the Company's lead time for ordering product and the growth in the market during 1994, the Company continued to order cellular product. When the product became available to sell, the growth in the cellular market had slowed. Since the Company's lead time is approximately three to four months depending on the country of origin, there is an inherent risk that such deliveries may lag behind product demand. This is indicative of the highly competitive market in which the Company operates (see "-- Competition"). As a result of this highly competitive environment, the Company recorded a charge of $11,800,000 during the third quarter of 1995. This charge was for inventory write downs of $9,300,000, primarily for cellular inventory, and $2,500,000 for the downsizing of the retail operations, including the closing of several retail stores. There can be no assurances that the Company will continue to generate positive cash flow from operations in the future.

DOWNWARD PRESSURE ON SELLING PRICES AND GROSS MARGINS

Since fiscal 1994, market and customer pricing pressure has required the Company to reduce unit selling prices in order to maintain market share. The Company's customers have continually reduced the cost of cellular telephone products to the end users in order to increase their market penetration. In addition, the Company's competitors have reduced the price of their cellular products during this period. Even though unit sales of cellular telephones by the Company increased by 1,564,000 units or 312.3% from fiscal 1993 through the end of fiscal 1996, over this same period of time average unit selling prices dropped from $324 per unit to $155 per unit, a decrease of 52.2%. The average unit cost of goods sold decreased by only 50.2% over the same period of time. Unit gross profits as a percentage of unit gross revenues have increased from 8.4% in 1994 to 9.0% in fiscal 1996. In fiscal 1995, the Company took an inventory write-off of $9.3 million to adjust the carrying value of its inventory to market. Since the Company's lead time for ordering product is approximately three to four months depending on the country of origin, there is an inherent risk that selling prices may be lower than the purchase price from the vendor. This situation may continue to result in lower than anticipated gross margins and/or write downs of the carrying value of the inventory on the Company's balance sheet. There can be no assurance that continued downward pressure on selling prices would not have a material adverse effect on the financial condition and results of operations of the Company. Many of the Company's competitors have greater capital resources than the Company and may therefore be able to withstand downward pressure on selling prices better than the Company. See "-- Competition."

COMPETITION

The Company operates in a highly competitive environment and believes that such competition will continue to intensify in the future. Many of the Company's competitors are larger and have greater capital and management resources than the Company. Competition often is based on price, and therefore wholesale distributors and retailers, including the Company, generally operate with low gross margins. The Company also is affected by competition between cellular carriers. Increased price competition relating not only to cellular telephone products, but also to services provided by the Company to retail customers on behalf of cellular carriers, may result in downward pressure on the Company's gross margins (including that resulting from the loss of residual fees attributable to customers who change cellular carriers) and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's cellular products compete principally with cellular telephones supplied by Motorola, Inc., Nokia Mobile Phones, Inc., Ericcson Mobile Communications, Sony Wireless Telecommunications Co., Mitsubishi Wireless Communications, Oki Telecom Corporation, NEC America, Matsushita Electric Corp. and Toshiba. The Company's non-cellular products compete with other suppliers including Matsushita Electric Corp., Sony Corp. of America, Directed Electronics, Inc. and Code Alarm, Inc., as well as divisions of well-known automobile manufacturers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1996 Form 10-K and the First Quarter 1997 Form 10-Q.

UNITED STATES TRADE SANCTIONS COULD LIMIT THE COMPANY'S SOURCES
OF SUPPLY

The Company has historically been dependent on foreign sources, particularly Japan and China, for a majority of its products.

The U.S. government historically has sought and is continuing to seek greater access to Japanese markets for U.S. goods. As a result, the U.S. government has threatened from time to time to impose trade sanctions on products imported from Japan if it does not succeed in obtaining greater access for U.S. goods. For example, during fiscal 1994, the United States government announced its intention to publish a list of products imported from Japan on which it might impose trade sanctions in connection with Motorola, Inc.'s inability to obtain "comparable" access in Japan for its cellular products. Thereafter, Motorola, Inc. announced an agreement with the Japanese government, and the list was not published as announced. However, no assurance can be given that the United States government will not, in the future, publish a list of products imported from Japan upon which it may impose trade sanctions, which could include cellular products. Such products could also include products produced outside of Japan made from Japanese components.

In addition, the U.S. government has held discussions with China concerning violations of certain U.S. copyrights and trademarks. The U.S. government proposed sanctions on Chinese products if a satisfactory solution was not reached. Cellular products were included within the proposed sanctions. Subsequently, China and the United States reached an agreement and those sanctions were
not imposed.   There can be no assurance that the U.S. government
will not, in the future, propose a list of products imported from China (or other countries), including cellular products, on which it may impose trade sanctions.

If imposed, such sanctions may include, among other things, tariffs, duties, import restrictions or other measures. These sanctions could also include products produced outside of the sanctioned country with components made in the sanctioned country. The imposition of such sanctions would have a material adverse effect on the Company's financial condition and results of operations, which would include reduced margins due to the Company's inability to access alternative cellular products at a competitive cost, and could also include loss of market share to competitors that are less dependent on Japanese and Chinese suppliers and/or loss of revenue due to unavailability of product.

In fiscal 1994, 1995 and 1996 and the three months ended February 28, 1997, the Company purchased 91.8%, 97.0%, 47.3% and 32.2%, respectively, of its total dollar amount of cellular product purchases from Japanese suppliers, and revenues from cellular products from Japanese suppliers comprised 47.8%, 51.8%, 54.3% and 59.3%, respectively, of the total revenues of the Company during those periods.

NO ASSURANCE OF ALTERNATIVE SUPPLY SOURCES

If trade sanctions similar to those referenced above are imposed, there is no assurance that the Company will be able to obtain adequate alternatives to its Japanese and Chinese supply sources. There is no assurance that, if obtained, alternatively sourced products or components would be delivered on a timely basis, of satisfactory quality, competitively priced, comparably featured or acceptable to the Company's customers. The Company believes that it could experience supply shortages as early as 60 days after such trade sanctions were introduced. Additionally, it is likely that the Company would experience interruptions in its supply of mobile, transportable and portable cellular products before any alternative products could be obtained. Any such supply interruptions would have a material adverse effect on the Company's operating and earnings per share performance.

In addition, as a result of conditions in China, there has been, and may be in the future, opposition to the continued extension of "most favored nation" trade status for China. China's current status as "most favored nation" will automatically expire on May 31, 1997 unless extended by Congress and the President before such date. There can be no assurance that Congress and the President will renew China's "most favored nation" status at such time. Loss of China's "most favored nation" trade status would materially increase the cost of the products purchased from Chinese manufacturers, as such products would then become subject to substantially higher rates of duty.

RISKS OF CURRENCY FLUCTUATIONS

The prices that the Company pays for the products purchased from its suppliers are principally denominated in United States dollars. Price negotiations depend in part on the relationship between the foreign currency of the foreign manufacturers and the United States dollar. This relationship is determined by, among other things, market, trade and political factors. Because the Company historically has been dependent on Japanese suppliers for its cellular products, the yen to dollar relationship has been the most significant to the Company. The value of the United States dollar as of May 12, 1997 was 119.25 yen; over the five years preceding that date the value of the United States dollar ranged from 159.85 yen to 80.15 yen. The Chinese currency is also becoming more important to the Company as its purchases of Chinese products increases.

A decrease in the value of the United States dollar relative to a foreign currency increases the cost in United States dollars of products which the Company purchases from foreign manufacturers. Such an increase could reduce the Company's margins or make the Company's products less price competitive. No assurance is given that, if the value of the United States dollar continues to decrease relative to the yen, because of potential trade sanctions or otherwise, the Company will be able to competitively obtain or market the products it purchases from Japanese sources.

DEPENDENCE ON FOREIGN SUPPLIERS

The Company's business is dependent upon its suppliers' continuing to provide it with adequate quantities of salable product on a timely basis and on competitive pricing terms. Substantially all of the Company's products are imported from suppliers in the Pacific Rim. There are no agreements in effect that require any manufacturer to supply the Company with product. Accordingly, there can be no assurance that the Company's relationships with its suppliers will continue as presently in effect. The loss of any significant supplier, substantial price increases imposed by any such supplier or the inability to obtain sufficient quantities of product on a timely basis, could have a material adverse effect on the Company's financial condition and results of operations.

The Company's arrangements with its suppliers are subject to the risks of purchasing products from foreign suppliers, including risks associated with economic and/or political instability in countries in which such suppliers are located, and risks associated with potential import restrictions, currency fluctuations, foreign tax laws, import/export regulations, tariff, duty and freight rates and work stoppages. These risks may be increased in the Company's case by the concentration of its purchases of cellular products from suppliers in Japan and China. In addition, the Company may be subject to risks associated with the availability of and time required for the transportation of products from foreign countries. Because of the Company's dependence on such foreign suppliers, the Company is required to order products further in advance of customers' orders than would be the case if its products were manufactured domestically.

The Company purchases product from Shintom Co., Limited ("Shintom"), a stockholder who, on November 30, 1995 and November 30, 1996, owned approximately 3.5% and 1.7%, respectively, of the outstanding Class A Common Stock and all of the Preferred Stock of the Company, and from Talk Corporation ("Talk"), a 31.6% owned joint venture in Japan with Shintom and other companies. Inventory purchases from Shintom and Talk approximated 7.0%, 20%, 26% and 28% of total inventory purchases for the years ended November 30, 1994, 1995 and 1996 and the three months ended February 28, 1997.

DEPENDENCE ON TOSHIBA

Since 1984, Toshiba has been the principal supplier of cellular telephone products to the Company, accounting for approximately 83.7%, 67.3%, 44.9% and 42.3% of the total dollar amount of the Company's cellular product purchases and approximately 45.5%, 44.1%, 28.0% and 32.2% of the total dollar amount of all product purchases by the Company in fiscal 1994, 1995 and 1996 and the three months ended February 28, 1997. In 1994, Toshiba began to compete directly with the Company in the United States by marketing cellular telephone products through Toshiba's United States distribution subsidiary. During 1996, Toshiba withdrew its U.S. distribution subsidiary from the United States cellular telephone market. There can be no assurance that Toshiba will not reenter the United States cellular telephone market and again directly compete with the Company in the United States.

DEPENDENCE ON CELLULAR CARRIERS

The success of the Company's retail cellular telephone business is dependent upon the Company's relationship with certain cellular carriers. As a practical matter, the Company does not believe that it can operate at the retail level on a profitable basis without agency agreements with cellular carriers. The Company's agency agreements with cellular carriers are subject to cancellation by the carriers and give the carriers the right to unilaterally restructure or revise activation commissions and residual fees, which they have done from time to time. The agreements also provide that, for specified periods of time following the expiration or termination of a specific agreement, generally ranging from three months to two years, the Company cannot sell, solicit or refer cellular or wireless communication network services of the kind provided by the cellular carriers to other competing carriers in particular geographic areas. The cancellation or loss of one or more of these agreements could have a material adverse effect on the Company's financial condition and results of operations.

RISK OF INVENTORY OBSOLESCENCE AND TECHNOLOGICAL CHANGE

The markets in which the Company competes are characterized by rapid technological change, frequent new product introductions, declining prices and intense competition. The Company's success depends in large part upon its ability to identify and obtain products necessary to meet the demands of the marketplace. There can be no assurance that the Company will be able to identify and offer products necessary to remain competitive. The Company maintains a significant investment in its product inventory and, therefore, is subject to the risk of inventory obsolescence or reduction in value. If a significant amount of inventory is rendered obsolete, the Company's business and operating results would be materially and adversely affected. Alternative technologies to cellular, including enhanced specialized mobile radio ("ESMR") and personal communications service ("PCS"), may reduce the demand for cellular telephone products. The implementation of communications systems based upon any of these or other technologies could materially change the types of products sold by the Company and the service providers with whom the Company presently does business. Competing communications technologies also may result in price competition which could result in lower activation commission or residual fee rates payable to the Company and could have a material adverse effect on the financial condition and results of operations of the Company. From time to time, cellular carriers' technological limitations may result in a shortage of available cellular phone numbers, which could have the effect of inhibiting sales of the Company's cellular products.

POSSIBLE HEALTH RISKS FROM CELLULAR TELEPHONES

There have been lawsuits filed (including one such lawsuit against the Company and others) in which claims have been made alleging a link between the non-thermal electromagnetic field emitted by portable cellular telephones and the development of cancer, including brain cancer. To date, there have been relatively few medical studies relating to cellular telephones and the effects of non-thermal electromagnetic fields on health, nor are there any widely accepted theories regarding how exposure to a non-thermal electromagnetic field, such as the type emitted by a portable cellular telephone, could affect living cells or threaten health. The scientific community is divided on whether there is any risk associated with the use of portable cellular telephones and the magnitude of any such risk. There can be no assurance that medical studies or other findings, or continued litigation in this area, will not have a material adverse impact upon the financial condition and results of operations of the cellular telephone industry and the Company.

RISKS ATTRIBUTABLE TO FOREIGN SALES

For the fiscal years ended November 30, 1994, 1995 and 1996 and the three months ended February 28, 1997, approximately 13.8%, 18.6%, 24.5% and 22.5%, respectively, of the Company's net sales were generated from sales in Canada, Europe, Latin America, Asia, the Middle East and Australia. The Company is seeking to continue this trend of increasing foreign sales as a percentage of total sales. Foreign sales are subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, increased credit risks, foreign tax laws, changes in import/export regulations and tariff and freight rates. Political and other factors beyond the control of the Company, including trade disputes among nations or internal instability in any nation where the Company sells products, could have a material adverse effect on the financial condition and results of operations of the Company.

RISKS ATTRIBUTABLE TO RETAIL SALES

A significant portion of the Company's customer base may be susceptible to downturns in the retail economy, particularly in the consumer electronics industry. Additionally, customers specializing in certain automotive sound, security and accessory products may be negatively impacted by fluctuations in automotive sales. Certain of the Company's significant customers are also believed by the Company to be highly leveraged. Accordingly, a downturn in the retail economy could have a material adverse effect on the financial condition and results of operations of the Company.

LEVERAGE AND DEBT SERVICE

As of February 28, 1997, the Company had outstanding total interest bearing indebtedness of approximately $15.8 million (down $90.3 million from the comparable period in 1996) and a total debt-to-total capital ratio of .08 to 1. Although the Company's total interest bearing indebtedness has been reduced by 85.1% compared to the same period in 1996, there is no assurance that such indebtedness and its total debt-to-total capital ratio will not increase in the future. In addition, the ability of the Company to make principal and interest payments under the Company's long-term indebtedness (including bank loans) will be dependent upon the Company's future performance, which is subject to financial, economic and other factors affecting the Company, some of which are beyond its control.

RESTRICTIVE COVENANTS

The Amended Credit Agreement contains certain restrictive covenants which impose prohibitions or limitations on the Company with respect to, among other things, (i) the ability to make payments of principal, interest or premium on, subordinated indebtedness of the Company, (ii) the incurrence of indebtedness,
(iii) capital expenditures, (iv) the creation or incurrence of liens, (v) the declaration or payment of dividends or other distributions on, or the acquisition, redemption or retirement of, any shares of capital stock of the Company, and (vi) mergers, consolidations and sales or purchases of substantial assets. The Amended Credit Agreement also requires that the Company satisfy certain financial tests, maintain certain financial ratios, maintain minimum pre-tax earnings, and maintain minimum net worth. Failure to comply with such covenants could result in a default under the Amended Credit Agreement which could have a material adverse effect on the financial condition and results of operations of the Company.

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

As of May 2, 1997, the Company had approximately 13,894,890 shares of Class A Common Stock held by members of the public that are able to trade without restriction. Sales of a substantial number of additional shares of Class A Common Stock in the public market could materially adversely effect the market price of the Class A Common Stock. As of May 2, 1997, 200,000 shares of Class A Common Stock were issuable upon exercise of the Blau Warrants (as defined herein), 50,000 shares of Class A Common Stock were issuable upon exercise of the Maxim Warrant (as defined herein), 1,668,875 shares of Class A Common Stock were issuable upon exercise of the Warrants (as defined herein), and 128,192 shares of Class A Common Stock were issuable upon conversion of the remaining Convertible Debentures outstanding. The shares of Class A Common Stock issuable upon the exercise of such securities (other than the Maxim Warrant and a portion of the Blau Warrant) should all be freely tradable without restriction. Exercise or conversion, as the case may be, of a substantial amount of the Company's presently outstanding warrants or the Convertible Debentures, or sale of the Class A Common Stock underlying such debenture or warrants described above also could adversely affect the market price of the Class A Common Stock, due to the large number of shares issuable upon conversion or exercise of such debentures or warrants in comparison to the relatively small number of shares held by members of the public
that are able to trade without restriction.   In addition, as of
May 2, 1997, 1997, (i) John J. Shalam owned 3,351,741 shares of Class A Common Stock (including for this purpose all of the shares subject to the Shalam Option (as defined below)) and 1,883,198 shares of Class B Common Stock of the Company, par value $.01 per share ("Class B Common Stock"), which are convertible into an equal number of shares of Class A Common Stock and (ii) other affiliates (as such term is defined in the Exchange Act) of the Company owned 6,902 shares of Class A Common Stock and 377,756 shares of Class B Common Stock, which are convertible into an equal number of shares of Class A Common Stock. All of such shares (other than the shares subject to the Shalam Option) may be sold pursuant to Rule 144 under the Securities Act ("Rule 144"). Also, Mr. Shalam has granted the Company the Shalam Option to acquire 1,668,875 shares held by Mr. Shalam. Pursuant to the Debenture Repurchases (as defined below), 9,667,505 shares of Common Stock have been issued since October, 1996, increasing the total outstanding number of shares of Common Stock by 134%. See "Description of Capital Stock -- Shalam Option." Sales by such persons of a substantial number of shares of Class A Common Stock or Class B Common Stock (collectively, "Common Stock") could materially adversely affect the market price of the Class A Common Stock. See "Possible Volatility of Stock Price."

In general, under Rule 144 as currently in effect, any affiliate of the Company or any person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned Class A Common Stock which is treated as "Restricted Securities" (as such term is defined under Rule 144) for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of Class A Common Stock or the reported average weekly trading volume in the Class A Common Stock during the four weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144 (other than the one-year holding period requirements) in order to sell Class A Common Stock that are not Restricted Securities (such as Class A Common Stock acquired by affiliates in market transactions). Further, if a period of at least two years has elapsed from the date Restricted Securities were acquired from the Company or an affiliate of the Company, a holder of such Restricted Securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

DEPENDENCE ON EXISTING MANAGEMENT

The continued success of the Company is substantially dependent on the efforts of John J. Shalam, President and Chief Executive Officer, Philip Christopher, Executive Vice President of the Company and President of its cellular subsidiary, Audiovox Communications Corporation, Charles M. Stoehr, Senior Vice President and Chief Financial Officer and Patrick Lavelle, Senior Vice President, Automotive Electronics. The loss or interruption of the continued full time services of any of such individuals could have a material adverse impact on the Company's business operations, prospects and relations with its suppliers. The Company does not have employment contracts with any of these persons, nor have any of these persons signed agreements binding them not to compete with the Company following the termination of their employment with the Company. The Company maintains a "key man" life insurance policy only on John J. Shalam.

VOTING RIGHTS OF CLASS A COMMON STOCK AND VOTING CONTROL BY
PRINCIPAL STOCKHOLDER

     The voting rights of holders of Class A Common Stock are entitled to one vote per share and each share of Class B Common Stock is entitled to ten votes per share. Both classes vote together as a single class except with respect to the election and removal without cause of directors and as otherwise may be required by Delaware law. With respect to the election of directors, the holders of shares of Class A Common Stock, voting as a separate class, are entitled to elect 25% (rounded up to the nearest whole number) of the authorized number of directors of the Company and the holders of the Class B Common Stock, voting as a separate class, are entitled to elect the remaining directors. See "Description of Capital Stock--Class A Common Stock and Class B Common Stock." John J. Shalam has effective voting control of the Company and can elect a majority of the directors through his ownership of 3,351,741 shares of Class A Common Stock (including the shares of Class A Common Stock subject to the Shalam Option) and 1,883,198 shares of Class B Common Stock, which gives him approximately 27.36% of the aggregate voting power of the issued and outstanding Common Stock. Pending exercise of the Shalam Option, Mr. Shalam will have voting control of the shares of Class A Common Stock subject to the Shalam Option. The holders of the Warrants of the Company do not have any voting rights as shareholders of the Company
prior to exercise.    The disproportionate voting rights of the
Class A Common Stock and the Class B Common Stock may effectively preclude the Company from being taken over in a transaction not supported by John J. Shalam, may render more difficult or discourage a merger proposal or a tender offer, may preclude a successful proxy contest or may otherwise have an adverse effect on the market price of the Class A Common Stock. See "Description of Capital Stock--Class A Common Stock and Class B Common Stock." and "Description of Capital Stock--Effects of Disproportionate Voting Rights."

POSSIBLE VOLATILITY OF STOCK PRICE

Since 1991, the market price of the Class A Common Stock has experienced a high degree of volatility. There can be no assurance that such volatility will not continue or become more pronounced. In addition, recently, the stock market has experienced, and is likely to experience in the future, significant price and volume fluctuations which could materially adversely effect the market price of the Class A Common Stock without regard to the operating performance of the Company. Also, primarily as a result of the Debenture Repurchases, 9,667,505 additional shares of Common Stock were issued since October, 1996, increasing the total outstanding number of shares of Common Stock by 134%. The Company believes that factors such as quarterly fluctuations in the financial results of the Company, the significant increase in the number of shares outstanding, its competitors and general conditions in the industry, the overall economy and the financial markets could cause the price of the Class A Common Stock to fluctuate substantially.

ABSENCE OF DIVIDENDS ON COMMON STOCK

The Company has not paid any dividends on the Class A Common Stock in the past and does not anticipate paying dividends on the Common Stock at any time in the foreseeable future. Moreover, the Company's Credit Agreement, as amended on September 10, 1996 (the "Amended Credit Agreement") restricts the Company from declaring or paying cash dividends on the Class A Common Stock.

THE COMPANY

     Audiovox Corporation (together with its subsidiaries, the "Company") designs and markets cellular telephones and accessories, automotive aftermarket sound and security equipment, other automotive aftermarket accessories, and certain other products. The Company's corporate headquarters is located at 150 Marcus Boulevard, Hauppauge, New York 11788, and its telephone number at that address is (516) 231-7750.

USE OF PROCEEDS

     The Shares offered by the Selling Stockholder are not being sold by the Company, and the Company will not receive any proceeds from the sale thereof except, if the Shares are sold prior to 90 days from the effective date of this Prospectus at a higher price than that paid by the Selling Stockholder for such Shares, the Company will, as more fully described under the caption "Plan of Distribution" and as set forth in the Stock Purchase Agreement, receive from the Selling Stockholder a payment generally based on the excess of the proceeds received by the Selling Stockholder in the sale of the Class A Common Stock over the amount paid by the Selling Stockholder to purchase such the Shares. See "Plan of Distribution."

SELLING STOCKHOLDER

     The Shares covered by this Prospectus were issued to the Selling Stockholder pursuant to the terms of a Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, the Company has agreed to register the Shares under the Securities Act and to endeavor to cause the Registration Statement, of which this Prospectus constitutes a part, to be declared and remain effective until the earlier of (i) such time as all of the shares have been sold by the Selling Stockholder, or (ii) 365 days following the effective date of the Registration Statement. The following table sets forth information concerning the number of Shares beneficially owned by the Selling Stockholder which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership of Class A Common Stock and the joint venture described below, the Selling Stockholder has not had any material relationship with the Company within the past three years. On March 7, 1997, the Company formed Audiovox Specialized Applications, LLC, a 50% owned equity investment, a consolidation of the Company's Heavy Duty Sound division, ASA Electronics and Audiovox Speciality Markets Co. The new company will market audio, video and security products to the heavy truck, RV, van, limousine, bus, marine, agricultural and aviation industries. In connection with such transaction, the Selling Stockholder purchased the 352,194 shares being offered under this Prospectus for $2.3 million. Mr. Irions owned 100% of ASA Electronics prior to the formation of Audiovox Specialized Applications, LLC and currently owns or controls 50% of Audiovox Specialized Applications, LLC. The table has been prepared based upon information furnished to the Company by the Transfer Agent, by The Depositor Trust Company, and by and on behalf of the Selling Stockholder.


                                  NUMBER OF
                                 SHARES TO BE    PERCENT OF
                  NUMBER OF       SOLD UNDER     OUTSTANDING
NAME              SHARES OWNED     PROSPECTUS       SHARES
----            --------------  --------------  -------------


Thomas Irions      352,194           352,194         2.0%



     Because the Selling Stockholder may offer all, some or none of the Shares pursuant to the Offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Stockholder after completion of this Offering, no estimate can be given as to the number of Shares that will be held by the Selling Stockholder after completion of this Offering. See "Plan of Distribution."

PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from the offering of the Shares by the Selling Stockholder unless, as described below, the proceeds received by the Selling Stockholder are subject to adjustment pursuant to the Stock Purchase Agreement. The Company has been advised by the Selling Stockholder that the distribution of all or part of the Shares covered by this Prospectus by the Selling Stockholder may be effected from time to time on the AMEX, in one or more transactions, in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to such market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or purchases of shares for whom they may act as agent (which compensation may be in excess of customary commissions).

     There can be no assurance that any of the Shares will be sold by the Selling Stockholder. To the extent required, the Shares to be sold hereby, the name of the Selling Stockholder, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. Except as described below, the aggregate proceeds to the Selling Stockholder from the sale of the Shares offered by them hereby will be the purchase price of such Shares less discounts and commissions, if any. Such proceeds to be received by the Selling Stockholder may be subject to the following adjustment as set forth in the Stock Purchase Agreement: (a) The Company shall pay the Selling Stockholder for any Market Loss (as defined below) incurred by the Selling Stockholder with respect to the number of shares sold by the Selling Stockholder (up to a maximum of 50% of the Shares) (such shares sold referred to as the "Adjustment Shares") sold in a bona fide market transaction through the AMEX to a non-affiliate of the Selling Stockholder (a "Market Transaction") during the 90 days following the effectiveness of the Registration Statement (the "Adjustment Period") of which this Prospectus is a part or (b) the Selling Stockholder shall pay the Company for any Market Gain (as defined below) with respect to the Adjustment Shares sold in a Market Transaction during the Adjustment Period. "Market Loss" means the amount by which (i) the product of the Adjustment Shares multiplied by the price paid by the Selling Stockholder to acquire the Shares pursuant to the Stock Purchase Agreement (such product referred to as the "Fixed Price Amount"), exceeds (ii) the net proceeds (i.e., after commissions) received by the Selling Stockholder from the sale of such Shares sold in the Adjustment Period (such amount referred to as the "Adjustment Proceeds"). "Market Gain" shall mean the amount by which the Adjustment Proceeds exceed the Fixed Price Amount. The Selling Stockholder selling such Shares pursuant to this Registration Statement, of which this Prospectus is a part, will be required to deliver such Prospectus to purchasers and will be subject to certain civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights pursuant to the Stock Purchase Agreement that are applicable to such Selling Stockholder (including certain indemnification obligations).

     In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company and the Selling Stockholder have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Shares offered hereby by the Selling Stockholder to the public, other than broker's commissions and underwriting discounts and commissions and fees and expenses associated with the Selling Stockholder's legal counsel.

DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock (the "Class B Common Stock"), 50,000 shares of Preferred Stock, par value $50 per share, and 1,500,000 shares of Series Preferred Stock, par value $.01 per share. As of May 2, 1997, there were 17,253,533 shares of Class A Common Stock outstanding. As of May 2, 1997, 2,260,954 shares of Class B Common Stock and 50,000 shares of Preferred Stock were issued and outstanding. There are no shares of Series Preferred Stock outstanding.

     The following summary description relating to the Class A Common Stock, the Class B Common Stock, the Preferred Stock (as defined below), Series Preferred Stock (as defined below), the Blau Warrant (as defined below), the Maxim Warrant (as defined below) and the Warrants (as defined below) does not purport to be complete. A description of the Company's Class A Common Stock, Class B Common Stock, Preferred Stock and Series Preferred Stock is contained in the Certificate of Incorporation of the Company. Additionally, a description of the Blau Warrant, the Maxim Warrant and the Warrants are contained in their respective warrant agreements. Reference is made to such Certificate of Incorporation and, with respect to the Warrants, the warrant agreement for a detailed description of the provisions thereof summarized below.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

VOTING RIGHTS
-------------

     Except for the election or removal without cause of directors, as required by the Certificate of Incorporation, and except for such separate class votes as may be required by Delaware law and the Certificate of Incorporation, holders of both classes of Common Stock vote as a single class on all matters, including amendment of the Certificate of Incorporation to increase or decrease the aggregate number of authorized shares of any class or classes of stock. In all cases, each share of Class A Common Stock is entitled to cast one vote per share and each share of Class B Common Stock is entitled to cast ten votes per share.

     Holders of Class A Common Stock, voting separately as a class, are entitled to elect 25% of the Board of Directors (rounded up to the nearest whole number) so long as the number of outstanding shares of Class A Common Stock is at least 10% of the total number of outstanding shares of both classes of Common Stock. If the number of outstanding shares of Class A Common Stock should become less than 10% of the total number of outstanding shares of both classes of Common Stock, directors would then be elected by all stockholders voting as one class, except holders of Class A Common Stock would have one vote per share and holders of Class B Common Stock would have ten votes per share. In such event, the American Stock Exchange may consider delisting the Class A Common Stock.

     The holders of a majority of the Class B Common Stock, voting separately as a class, will continue to be able to elect the directors not elected by holders of the Class A Common Stock, so long as the number of outstanding shares of Class B Common Stock is at least 12.5% of the number of outstanding shares of both classes of Common Stock. If the number of outstanding shares of Class B Common Stock falls below that percentage, directors not elected by the holders of Class A Common Stock will be elected by the holders of both classes of Common Stock, with holders of Class A Common Stock having one vote per share and holders of Class B Common Stock having ten votes per share.

     Directors may be removed, with or without cause, provided that any removal of directors without cause may be made only by the holders of the class or classes of Common Stock that elected them. Vacancies in a directorship may be filled by the vote of the class of shares that had previously filled that vacancy, or by the remaining directors elected by that class however, if there are no such directors, the vacancy may be filled by the remaining directors.

     The outstanding shares of Class A Common Stock equal approximately 88.41% of the shares of both classes outstanding, and the holders of Class A Common Stock have approximately 43.28% of the combined voting power of both classes of Common Stock. The holders of Class B Common Stock, therefore, have the power to amend the Company's Certificate of Incorporation to authorize the issuance of enough additional Class B Common Stock to decrease the outstanding amount of Class A Common Stock to less than 10%. Because of limitations on dividends in shares of Class A Common Stock and Class B Common Stock, stock dividends will have the effect of strengthening the control position of holders of Class B Common Stock.

DIVIDENDS
---------

     The holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends or distributions declared by the Board of Directors in equal amounts, share for share, except as hereafter noted. With respect to a cash dividend, the Board may pay an equal or greater amount per share on the Class A Common Stock than on the Class B Common Stock or declare and pay a cash dividend on the Class A Common Stock without any such dividend being declared and paid on the Class B Common Stock.
The Company has never declared or paid cash dividends on this Common Stock.

     In addition, dividends paid in shares of Class A Common
Stock or Class B Common Stock may be paid only as follows:

     (i) shares of Class A Common Stock may be paid only to holders of shares of Class A Common Stock and shares of Class B
Common Stock may be paid only to holders of Class B Common Stock;
and

     (ii) the same number of shares shall be paid in respect of each outstanding share of Class A Common Stock and Class B Common
Stock.

CONVERSION
----------

     At the option of the holder, each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. Conversion of a significant number of shares of Class B Common Stock into Class A Common Stock could put control of the entire Board of Directors into the hands of such holders of the Class B Common Stock who so convert.

RESTRICTIONS ON TRANSFER OF CLASS B COMMON STOCK
------------------------------------------------

     Without the written consent of holders of two-thirds of the outstanding shares of Class B Common Stock, shares of Class B Common Stock may not be transferred except to another holder of Class B Common Stock, certain family members of the holder and certain other permitted transferees. Upon any nonpermitted sale or transfer, shares of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock. Accordingly, no trading market will develop in the Class B Common Stock and the Class B Common Stock will not be listed or traded on any exchange or in any market.

OTHER RIGHTS
------------

     Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any Preferred Stock and Series Preferred Stock, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution on liquidation, dissolution or winding up of the Company. No shares of either class of Common Stock are subject to redemption. All outstanding shares are, and all shares issuable upon conversion of the Debentures offered hereby will be, when issued upon such conversion in accordance with the terms of the Debentures, legally issued, fully paid and nonassessable. The Company may not subdivide or combine shares of either class of Common Stock without at the same time proportionally subdividing or combining shares of the other class of Common Stock.

EFFECTS OF DISPROPORTIONATE VOTING RIGHTS
-----------------------------------------

     The disproportionate voting rights of Class A Common Stock and Class B Common Stock could have an adverse effect on the market price of the Class A Common Stock. Such disproportionate voting rights may effectively preclude the Company from being taken over in a transaction not supported by holders of Class B Common Stock, may render more difficult or discourage a merger proposal or tender offer or may preclude a successful proxy contest, even if such actions were favored by stockholders of the Company other than the holders of the Class B Common Stock. Accordingly, such disproportionate voting rights may deprive stockholders of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from stockholders at such a premium price. See "Risk Factors - Voting Rights of Class A Common Stock and Voting Control by Principal Stockholder."

TRANSFER AGENT
--------------

     The transfer agent and registrar for shares of the Class A
Common Stock and Class B Common Stock is Continental Stock
Transfer & Trust Company, New York, New York.

PREFERRED STOCK

PREFERRED STOCK
---------------

     The Company is authorized to issue up to 50,000 shares of Preferred Stock (the "Preferred Stock"), all of which have been issued and are outstanding. Such shares are nonvoting and have preference over the Common Stock in the event of liquidation, dissolution or winding up of the Company to the extent of its par value of $50 per share.

SERIES PREFERRED STOCK
----------------------

     The Company is authorized to issue up to 1,500,000 shares of Series Preferred Stock, par value $.01 per share (the "Series Preferred Stock"), none of which has been issued. The Certificate of Incorporation provides that the Board of Directors may issue by resolution shares of Series Preferred Stock from time to time in one or more series and fix, as to each such series, the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions pertaining thereto, including voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation and conversion rights. However, the Company may not issue shares of Series Preferred Stock carrying in excess of one vote per share or convertible into Class B Common Stock without prior approval of a majority in interest of the holders of Class B Common Stock. The Company has no present plans for the issuance of any shares of Series Preferred Stock.

     It is not possible to state the actual effect of the authorization of the Series Preferred Stock upon the rights of holders of Class A Common Stock, Class B Common Stock and Preferred Stock until the Board determines the specific rights thereof. However, such effects might include (a) restrictions on dividends on either class of Common Stock if dividends on Series Preferred Stock have not been paid; (b) dilution of the voting power of the Class A Common Stock to the extent that the Series Preferred Stock has voting rights; (c) dilution of the equity interest of the Class A Common Stock to the extent that the Preferred Stock is convertible into Class A Common Stock; or (d) either class of Common Stock and Preferred Stock not being entitled to share in the Company's assets upon liquidation, dissolution or winding up until satisfaction of any liquidation preference granted to holders of Series Preferred Stock. The Company has been advised that under its current listing requirements the American Stock Exchange would consider delisting the Class A Common Stock if any Series Preferred Stock diluted the class voting rights of the Class A Common Stock. Issuance of Series Preferred Stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Series Preferred Stock may be used as an antitakeover device without further action on the part of the stockholders of the Company.

WARRANTS

BLAU WARRANT
------------

     The Company and Harvey R. Blau ("Blau") have entered into a letter agreement, dated April 1, 1993 (the "Consulting Agreement"). Pursuant to the Consulting Agreement, the term of which was from April 1, 1993 to March 31, 1995, Blau was to render up to 20 hours of consulting services to the Company per year. In connection with the Consulting Agreement, Blau was awarded a warrant (the "Blau Warrant") to purchase 100,000 shares of Class A Common Stock at a purchase price of $7.50 per share (subject to adjustment upon certain events described in the Blau Warrant). The Blau Warrant is exercisable in whole or in part, from time-to-time, until December 31, 1998. On December 15, 1993, the Company and Blau executed a letter agreement pursuant to which it was agreed that Blau had performed in excess of 40 aggregate hours of consulting services under the Consulting Agreement, that no further services were required to be performed by Blau under the Consulting Agreement and that the consideration for the Blau Warrant was deemed fully paid.

     On January 29, 1997, the Company issued a warrant to Harvey Blau (the "1997 Blau Warrant") to purchase 100,000 shares of Class A Common Stock at a purchase price of $6.75 per share (subject to adjustment upon certain events described in the 1997 Blau Warrant). The Blau Warrant is exercisable in whole or in part from time to time, until January 29, 2002. The Warrant was issued in consideration of Mr. Blau's consulting services and advice with regard to the Company's Debenture Exchange.

MAXIM WARRANT
-------------

     The Company and James Maxim ("Maxim") have entered into an Agreement, dated September 23, 1993 and effective December 1, 1993, pursuant to which the Company acquired all of the issued and outstanding stock of H & H Eastern Distributors, Inc. owned by Maxim, and as a result, the Company became the sole stockholder of H & H Eastern Distributors, Inc. In connection with such Agreement, the Company issued to Maxim a warrant (the "Maxim Warrant") to purchase 50,000 shares of Class A Common Stock, at a purchase price of $14.375 per share. The per share purchase price and number of shares purchasable pursuant to the Maxim Warrant are each subject to adjustment upon the occurrence of certain events described in the Maxim Warrant. The Maxim Warrant is exercisable, in whole or in part, from time-to-time, until September 22, 2003. In connection with the Maxim Warrant, Maxim has the right to require the Company to file with the SEC, on or after September 22, 1995, a registration statement relating to the sale by Maxim of the Class A Common Stock purchasable pursuant to the Maxim Warrant.

OTHER WARRANTS
--------------

     On May 9, 1995 (the "Warrant Closing Date"), the Company closed an offering of warrants (the "Warrants") pursuant to the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, a copy of which is included as an exhibit to this Registration Statement, and is incorporated herein by reference. 1,668,875 warrants (the "Warrants") were issued with each Warrant entitling the holder thereof to purchase one share of Class A Common Stock, par value $.01 per share (the "Class A Common Stock), of the Company at any time on or prior to March 15, 2001 (the "Expiration Date"). The exercise price of each Warrant is $7-1/8 per share (the "Warrant Exercise Price"). The Warrant Exercise Price and the number of shares of Class A Common Stock acquirable upon exercise of a Warrant is subject to adjustment in certain limited circumstances.

     Each beneficial holder of the Convertible Debentures as of June 3, 1994 who elected to invest in the Warrants acquired 30 Warrants per $1,000 principal amount of Convertible Debentures (except for Oppenheimer & Co., Inc., which acquired 25 Warrants per $1,000 principal amount of Convertible Debentures) held as of such date in consideration for the delivery by such person of a release which released the Company, the Initial Purchasers, and their respective directors, officers, partners, employees and agents, from liability for any and all potential claims, if any, such beneficial holder may have against such persons in connection with such purchaser's investment in the Convertible Debentures and the offering of the Convertible Debentures.

     The Warrants are currently exercisable but may not be exercised after March 15, 2001, the expiration date of such Warrants.

     The Company filed with the SEC within 300 days of the Warrant Closing Date of the offering and caused such filing to become effective within 365 days of the Warrant Closing Date, a registration statement with respect to the issuance of the Class A Common Stock underlying the Warrants upon exercise thereof. The Warrant Exercise Price will also decrease by $1/8 per share of Class A Common Stock should such registration statement cease to be effective for more than 90 days (180 days in certain circumstances) in any 365-day period, subject to additional decreases of $1/8 per share of Class A Common Stock for each additional six-month period for which such registration statement ceases to be effective. Notwithstanding the foregoing, the maximum number of $1/8 per share decreases shall be 10 and there shall be no more than one such decrease in any six-month period (each of such events which results in a decrease in the Warrant Exercise Price being referred to herein as a "Warrant Registration Default"). The Company will be obligated to use its reasonable best efforts to cause the registration statement relating to the Class A Common Stock to remain effective until the Expiration Date.

     If less than 5% of the Warrants initially issued remain outstanding, the Company may elect, by written notice to each holder of the Warrants, that the Warrants will expire on the 30th day after delivery of such notice.

     In connection with the Warrant offering, John J. Shalam, Chief Executive Officer of the Company, granted the Company the Shalam Option to purchase 1,668,875 shares of Class A Common Stock. The Shalam Option Price is equal to the sum of (a) the Warrant Exercise Price (without giving effect to any decreases of such price as a result of a Registration Default) plus (b) an additional amount (the "Tax Amount") intended to reimburse
Mr. Shalam for any additional taxes per share required to be paid by Mr. Shalam as a result of the payment of the Shalam Option Price being treated for federal, state and local income tax purposes as the distribution to Mr. Shalam of a dividend (taxed at ordinary income rates without consideration of Mr. Shalam's basis), rather than as a payment to Mr. Shalam for the sale of his Class A Common Stock to the Company (taxed at the capital gains rate with consideration of Mr. Shalam's basis and considering any stepped up basis to Mr. Shalam's heirs, successors or assigns (a "Successor")) pursuant to the Shalam Option. The shares of Class A Common Stock underlying the Shalam Option have been legended with a description of the Shalam Option. Any Successor acquiring the shares of Class A Common Stock underlying the Shalam Option (whether by sale, transfer or upon Mr. Shalam's death) will acquire such shares subject to the terms of the Shalam Option. Mr. Shalam and any Successor will be entitled to the Tax Amount upon delivery of a satisfactory notice to the Company that the payment of a Tax Amount is required to reimburse such person for such additional taxes. The Shalam Option will be exercisable in the sole discretion of the then-independent members of the Board of Directors (which shall in no event include Mr. Shalam). The Company will be able to exercise the Shalam Option in whole or in part only if the Warrants are exercised and then only for the same number of shares of Class A Common Stock as are purchased under the Warrants.

DELAWARE LAW

SECTION 203
-----------

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either: (i) prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder; (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes in interested stockholder; or (iii) the business combination is approved by the Board of Directors and by at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

     Section 203 of the Delaware General Corporation Law contains provisions normally considered to have the effect of inhibiting a non-negotiated merger or other business combination.
Consequently, the market price of the Class A Common Stock may be less likely to reflect a "premium for control."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND
------------------------------------------------------------
DIRECTORS
---------

    The Delaware General Corporation Law provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The Company's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Delaware General Corporation Law. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent conduct). This provision does not exonerate the directors from liability under federal securities laws nor does it limit the availability of non-monetary relief in any action or proceeding against a director. In addition, the Certificate of Incorporation provides that the Company shall indemnify its officers and directors against liabilities, cost and expenses to the fullest extent authorized by Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or others pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

As of May 2, 1997, the Company had approximately 13,894,890 shares of Class A Common Stock held by members of the public that are able to trade without restriction. Sales of a substantial number of additional shares of Class A Common Stock in the public market could materially adversely effect the market price of the Class A Common Stock. As of May 2, 1997, 200,000 shares of Class A Common Stock were issuable upon exercise of the Blau Warrants (as defined herein), 50,000 shares of Class A Common Stock were issuable upon exercise of the Maxim Warrant (as defined herein), 1,668,875 shares of Class A Common Stock were issuable upon exercise of the Warrants (as defined herein), and 128,192 shares of Class A Common Stock were issuable upon conversion of the Convertible Debentures. The shares of Class A Common Stock issuable upon the exercise of such securities (other than the Maxim Warrant) should all be freely tradable without restriction. Exercise or conversion, as the case may be, of a substantial amount of the Company's presently outstanding warrants or the Convertible Debentures, or sale of the Class A Common Stock underlying such debenture or warrants described above also could adversely affect the market price of the Class A Common Stock, due to the large number of shares issuable upon conversion or exercise of such debentures or warrants in comparison to the relatively small number of shares held by members of the public
that are able to trade without restriction.   In addition, as of
May 2, 1997, (i) John J. Shalam owned 3,351,741 shares of Class A Common Stock (including for this purpose all of the shares subject to the Shalam Option (as defined below)) and 1,883,198 shares of Class B Common Stock of the Company, par value $.01 per share ("Class B Common Stock"), which are convertible into an equal number of shares of Class A Common Stock and (ii) other affiliates (as such term is defined in the Exchange Act) of the Company owned 6,902 shares of Class A Common Stock and 377,756 shares of Class B Common Stock, which are convertible into an equal number of shares of Class A Common Stock. All of such shares (other than the shares subject to the Shalam Option) may be sold pursuant to Rule 144 under the Securities Act
("Rule 144"). Also, Mr. Shalam has granted the Company the Shalam Option to acquire 1,668,875 shares held by Mr. Shalam. Pursuant to the Debenture Repurchases (as defined below), 9,667,505 shares of Common Stock have been issued since October, 1996, increasing the total outstanding number of shares of Common Stock by 134%. See "Description of Capital Stock -- Shalam Option." Sales by such persons of a substantial number of shares of Class A Common Stock or Class B Common Stock (collectively, "Common Stock") could materially adversely affect the market price of the Class A Common Stock. See "Possible Volatility of Stock Price."

     In general, under Rule 144 as currently in effect, any affiliate of the Company or any person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned Class A Common Stock which is treated as "Restricted Securities" (as such term is defined under Rule 144) for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of Class A Common Stock or the reported average weekly trading volume in the Class A Common Stock during the four weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144 (other than the one-year holding period requirements) in order to sell Class A Common Stock that are not Restricted Securities (such as Class A Common Stock acquired by affiliates in market transactions). Further, if a period of at least two years has elapsed from the date Restricted Securities were acquired from the Company or an affiliate of the Company, a holder of such Restricted Securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

EXPERTS

     The consolidated financial statements and schedules of the Company as of November 30, 1996 and 1995, and for each of the years in the three year period ended November 30, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the November 30, 1996, financial statements refers to changes in the methods of accounting for certain investments in equity securities and income taxes.


     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.



                       TABLE OF CONTENTS
                                                        Page

Summary                                                   6
Risk Factors                                              8
The Company                                              19
Use of Proceeds                                          19
Selling Stockholder                                      19
Plan of Distribution                                     20
Description of Capital Stock                             22
Shares Eligible for Future Sale                          30
Legal Matters                                            32
Experts                                                  32

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Shares being registered. All amounts are estimates except the registration fee and the AMEX listing fee.

Commission registration fee..........................  $ 6,938
AMEX Listing Fee.....................................   13,500
Legal fees and expenses..............................   25,000
Transfer Agent's fees................................    2,500
Accounting fees and expenses.........................   10,000
Miscellaneous........................................       62
          Total......................................  $58,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of the Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such persons' heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

     Article Eighth of the Company's Certificate of Incorporation and Article VIII of the Company's By-laws provide that the Company shall indemnify its directors and officers to the fullest extent authorized by the DGCL.

     Section 102(b)(7) of DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article Fifth of the Company's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

     In the Stock Purchase Agreement, the Selling Stockholder has agreed to indemnify the Company, its directors, officers and any persons controlling the Company, from and against any and all losses, claims, damages, judgments, liabilities and expenses (including the reasonable fees and expenses of counsel and other reasonable expenses in connection with investigating, defending or settling any such action or claim) as they are incurred arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in this Registration Statement or the Prospectus included herein, or any supplement or amendment thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to information relating to the Selling Stockholder furnished to the Company in writing by such Selling Stockholder expressly for the use in this Registration Statement or the Prospectus included herein, or any supplement or amendment thereto or for any losses arising out of any misstatement or omission contained in a Prospectus delivered by the Selling Stockholder and which the Company has advised such Selling Stockholder that such Prospectus contains a misstatement or omission or that a Disadvantageous Condition (as defined in the Stock Purchase Agreement) exists and that such Prospectus shall not be used until the Selling Stockholder has been advised by the Company.

ITEM 16.  EXHIBITS.

     The following exhibits are filed herewith or incorporated by reference.

 Exhibit No.                    Description


    *4(a)     Certificate of Incorporation of Audiovox
              Corporation (incorporated by reference to
              Exhibit 3.1 to Company's Registration Statement on Form S-1 (Registration No. 33-10726)).

    *4(b)     Amendment to the Certificate of Incorporation
              (incorporated by reference to Exhibit 3.1a to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993, File
              No. 1-9532).

    *4(c) Registration Rights Agreement, dated as of May 9, 1995, among Audiovox Corporation and the holders of the Warrants (incorporated by reference to Exhibit 4 of the Company's Current Report on Form 8-K dated May 31, 1995, File No. 1-9532).

    *4(d) Warrant Agreement, dated as of May 9, 1995, between Audiovox Corporation and Continental Stock Transfer & Trust Company, in respect of the Warrants (incorporated by reference to Exhibit 3 of the Company's Current Report on Form 8-K dated May 31, 1995, File No. 1-9532).

    4(e)      The form of Warrant is contained in the Warrant
              Agreement filed as Exhibit 4(d) above.

       **    5       Opinion of Fried, Frank, Harris, Shriver &
              Jacobson.

    23(a)     Consent of KPMG Peat Marwick LLP.

    23(b)     The consent of Fried, Frank, Harris, Shriver &
              Jacobson is contained in their opinion filed as Exhibit (5) to this Registration Statement.

     **    (24)      Power of Attorney        .

   *99(a) Second Amended and Restated Credit Agreement, dated as of May 5, 1995, among Audiovox Corporation and Chemical Bank, National Westminster Bank USA, The Chase Manhattan Bank, N.A., European American Bank and Bank of Boston as lenders, and Chemical Bank, as Administrative and Collateral Agent (incorporated by reference to Exhibit 1 of the Company's Current Report on Form 8-K dated May 31, 1995 File No. 1-9532).

   *99(b) Indenture, dated as of March 15, 1994, between Audiovox Corporation and Continental Stock Transfer & Trust Company, in respect of the 6 1/4%
               Convertible Subordinated Debentures due 2001
              (incorporated by reference to Exhibit C of the Company's Current Report on Form 8-K dated
              March 15, 1994, File No. 1-9532).

   *99(c) Option Agreement, dated as of May 9, 1995, between Audiovox Corporation and John J. Shalam (incorporated by reference to Exhibit 99(c) to the Registration Statement on Form S-3, dated May 2, 1996, File No. 333-00811).

     **    99(d)     Stock Purchase Agreement, dated as of March 7,
              1997, between Audiovox Corporation and Thomas
              Irions.

* Incorporated by reference.


** Previously filed.



ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 (Section 239.13 of this chapter) or Form S-8 (Section 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has
duly caused this     Amendment No. 1 to its      Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, State of New York, on
this    15    th day of May, 1997.


                                   AUDIOVOX CORPORATION
                                     (Registrant)



                                   By:  /s/ Charles M. Stoehr
                                      --------------------------
                                     Charles M. Stoehr, Senior
                                     Vice President and Chief
                                     Financial Officer



     Pursuant to the requirements of the Securities Act of 1933,
    Amendment No. 1 to      the Registration Statement has been
signed below by the following persons in the capacities indicated
on this    15    th day of May, 1997.


Name                        Title                       Date


                 *          President and Chief         May 15, 1997
-----------------           Executive Officer, Director
John J. Shalam


/s/Charles M. Stoehr        Senior Vice President and   May 15, 1997
--------------------        Chief Financial Officer
Charles M. Stoehr           (Principal Accounting
                            Officer), Director


               *            Vice President, Marketing,  May 15, 1997
---------------             Director
Ann Boutcher


                     *      Executive Vice President,   May 15, 1997
---------------------       Director
Philip Christopher


                            Director
----------------
Irving Halevy


                            Director
----------------------
Paul C. Kreuch, Jr.



                  *         Senior Vice President,      May 15, 1997
------------------          Automotive Electronics,
Patrick Lavelle             Director


                 *          Vice President, MIS,        May 15, 1997
-----------------           Director
Richard Maddia


                            Director
----------------
Gordon Tucker


*By: /s/ Charles M. Stoehr
     ---------------------
        Charles M. Stoehr